As filed with the Securities and Exchange Commission on October 2, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Enzon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-2372868
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

685 Route 202/206
Bridgewater, NJ 08807
(908) 541-8600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott B. Waldman
685 Route 202/206
Bridgewater, NJ 08807
(908) 541-8600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4% Convertible Senior Notes due 2013	$275,000,000	$275,000,000	$29,425
Common Stock, par value $0.01	(2)	(3)	(3)
(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Represents shares of common stock issuable upon conversion of the 4% Convertible Senior Notes due 2013 (the “notes”) based on a conversion rate of 104.7120 shares per $1,000 principal amount of notes, which equals a conversion price of $9.55, and an indeterminate number of additional shares of common stock issuable upon conversion of notes, pursuant to Rule 416 under the Securities Act of 1933, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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SUBJECT TO COMPLETION, DATED OCTOBER 2, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

$275,000,000

4% Convertible Senior Notes due 2013
Shares of Common Stock Issuable upon Conversion of the Notes

     We previously issued and sold $275,000,000 aggregate principal amount of 4% convertible senior notes due 2013 (the “notes”) in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended.

     The selling security holders identified herein may, from time to time, use this prospectus to resell the notes and/or any shares of common stock acquired upon conversion of the notes. The selling security holders may sell the securities directly to purchasers or through underwriters, broker dealers or agents. We will not sell any securities under this prospectus or receive the proceeds of any securities sold under this prospectus.

     The notes are not redeemable prior to June 1, 2009. The notes bear interest at the rate of 4% per year. Interest on the notes is payable on June 1 and December 1 of each year, beginning December 1, 2006. The notes will mature on June 1, 2013, unless earlier converted, redeemed or repurchased.

     At any time on or after June 1, 2009, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the date one day prior to the date of a notice of redemption is greater than 140% of the applicable conversion price on the date of such notice, we may redeem the notes in whole or in part at a cash redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption.

     The notes are our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be structurally subordinated to all future senior indebtedness and other obligations of our subsidiaries.

     The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Market under the symbol “ENZN.” On September 29, 2006, the last reported sale price of our common stock on the Nasdaq Global Market was $8.25 per share.

     Investing in the notes involves risks. “Risk Factors” begins on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006

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     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. You should not assume that the information in this prospectus, including the documents incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

     ABELCET®, ADAGEN®, ONCASPAR® and SCA® are our registered trademarks. Other trademarks and trade names used in this prospectus or incorporated by reference herein are the property of their respective owners.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Throughout this prospectus and the documents incorporated by reference we have disclosed forward-looking information in an attempt to better enable the reader to understand our future prospects and make informed judgments. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “potential” or “anticipates” or the negative thereof, or other variations thereof, or comparable terminology, or by discussions of strategy. By their nature, forward-looking statements are subject to numerous events and circumstances that may influence outcomes or even prevent their occurrence. Such factors may be external and entirely outside our control. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The matters set forth in the section under “Risk Factors” constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results indicated in such forward-looking statements.

     Certain risks and uncertainties are listed below. It is not possible, however to predict or identify all such factors. Accordingly, you should not consider the examples set forth below to be complete.

•	The risk that we will continue to experience losses for the next several years.
•	The risk that there will be a decline in sales of one or more of our marketed products or products sold by others from which we derive royalty revenues or license fees. Such sales declines could result from increased competition, loss of patent protection, pricing and/or regulatory constraints.
•	The risk that we will not achieve success in our research and development efforts including clinical trials conducted by us or by our collaborative partners.
•	The risk that we will be unable to obtain critical compounds used in the manufacture of our products or that one of our key suppliers will experience manufacturing problems or delays.
•	Decisions by regulatory authorities regarding whether and when to approve our regulatory applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products.
•	The risk that we will fail to obtain adequate financing to meet our future capital and financing needs.
•	The risk that key personnel will leave the company.

     All information in this prospectus and the documents incorporated by reference is as of the date indicated on the front cover. We undertake no obligation to update forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.enzon.com. However, the information on our website does not constitute a part of this prospectus.

     We have agreed that if, at any time that the notes are “restricted securities” within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act of 1934, we will make available to holders of the notes and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

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SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and incorporated by reference. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including “Risk Factors” beginning on page 7 and the financial statements and the notes to those statements and other information incorporated by reference or included herein, before making a decision whether to invest in the notes.

The Company

     We are a technology-based, product-driven biopharmaceutical company that is dedicated to the development, manufacture and commercialization of pharmaceutical products for patients with cancer and other life-threatening diseases. We manage our business in three segments: products, royalties and contract manufacturing.

Products: Our primary focus is on internally developed or acquired products for oncology and adjacent therapeutic areas where there are serious unmet medical needs. We currently sell ABELCET®, ADAGEN®, ONCASPAR® and DEPOCYT® in the United States and Canada, and these sales are included in our Products segment. For calendar year 2005, our Products segment contributed approximately $94 million to sales.

Royalties: We also leverage our scientific expertise in designing improved versions of pharmaceutical products discovered by others. We currently receive royalties included in our Royalties segment on sales of a number of products that utilize our proprietary PEGylation platform, including PEG-INTRON®, marketed by Schering-Plough Corporation, and MACUGEN®, marketed by OSI Pharmaceuticals, Inc. and Pfizer Inc. For calendar year 2005, our Royalties segment contributed approximately $48 million to sales.

Contract Manufacturing: We utilize contract manufacturing opportunities to broaden our revenue base and enhance our organizational productivity. Presently, we manufacture three injectable pharmaceutical products for others, and these sales are included in our Contract Manufacturing segment. For calendar year 2005, our Contract Manufacturing segment contributed approximately $14 million to sales.

     Our internal pharmaceutical drug development programs focus on the development of novel compounds for the treatment of cancer and adjacent therapeutic areas where there is an unmet medical need. We are building a proprietary research and development pipeline both through the application of our proprietary technologies and through strategic agreements that provide access to promising product development opportunities within our therapeutic focus. We offer potential partners substantial know-how in the area of PEGylation and a management team with extensive experience in researching, developing, marketing and selling pharmaceutical products, particularly for the treatment of cancer.

     Our PEGylation technology, particularly our PEGylation platform that utilizes our Customized Linker Technology™, may also be applied to therapeutic areas outside of oncology, and our research and development activities may yield data that is supportive of developing our proprietary compounds in certain non-oncology applications. Our strategy is to be opportunistic in exploring these therapeutic areas in a disciplined manner as a means of forming strategic alliances and enhancing the potential commercial value of our product pipeline.

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Strategy

     Since December 2004, a new executive management team has been formed and a number of new board members have been appointed. During 2005, our new leadership developed a comprehensive long-term plan designed to strengthen our business, build sustainable value and attain our goal of becoming a premier, growth-oriented, fully-integrated biopharmaceutical company with a high-quality franchise in oncology and adjacent therapeutic areas. To this end, we are executing a strategy that focuses on the following three corporate priorities for the next several years: (i) investing in our infrastructure, which spans research, development, manufacturing and sales and marketing, (ii) improving our organizational efficiencies and (iii) generating growth on a sustainable basis as a recognized leader in oncology and adjacent therapeutic areas.

     Our strategy revolves around the following key imperatives:

Growing our top line and investing in our commercial operations. We are placing a significant effort behind improving our top line performance. We are investing in new growth opportunities to optimize our marketed brands and broaden their commercial potential. These initiatives include effective market research, lifecycle management plans, post-marketing clinical programs and other new programs to differentiate and extend the utility of our products.

Focusing on innovation. We are cultivating a renewed organizational commitment to innovation by (i) investing in our technological base, (ii) growing our intellectual property estate and (iii) building a novel research and development pipeline of projects that are strategically focused with promising pathways to regulatory approval. Our approach is straightforward; we are committed to making targeted disciplined investments in areas where we believe we can make a unique contribution and achieve differentiation. For instance, we have extensive know-how and a demonstrated track record in PEGylation, including our Customized Linker Technology™ platform. PEG is a proven means of enabling or enhancing the performance of pharmaceuticals with delivery limitations. We are committed to further evolving the potential of this technology and bringing new PEG product development opportunities forward, both through proprietary and externally-sourced programs.

Maximizing the return on our asset base. Over the past year, we have added significant experience and talent throughout our business and strengthened our comprehensive infrastructure. Our management team has extensive experience in the pharmaceutical industry, particularly in the development and commercialization of oncology products. In addition, our PEGylation platform has broad clinical utility in a wide array of therapeutic areas and our Indianapolis, Indiana manufacturing facility has the capability of formulating complex injectable pharmaceutical products. We are focused on leveraging these internal resources and infrastructure as a means of broadening our revenue base, improving our operational efficiencies and generating sustained growth.

Maintaining a high-performance, value-focused corporate culture. We recognize that the successful execution of our long-term plan begins with ensuring that our employees understand the stated goals of the organization and are held accountable for making meaningful contributions to our corporate results. We are cultivating a performance-driven culture and placing an increased emphasis on measuring and rewarding performance against individual, department and corporate goals.

     Since January 2005, we have put a number of key initiatives in place to advance these priorities, including:

•	To further our goal of establishing a successful franchise of cancer therapeutics, we are designing a number of new programs to optimize the value of our currently marketed cancer product ONCASPAR. Several recent achievements for ONCASPAR include: (i) the reduction of the royalty we pay to Sanofi-Aventis, (ii) the expansion of the label to include intravenous administration, (iii) the expansion of the label to include the first-line treatment of patients with acute lymphoblastic leukemia (ALL) and (iv) the filing of an investigational new drug application for the use of ONCASPAR in treating solid tumors and other cancers, which application has been accepted by the U.S. Food and Drug Administration, or FDA. We have initiated a new clinical program for the use of ONCASPAR in treating solid tumors and other cancers. The first trial will begin enrolling patients in 2006.

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•	We designed a number of new sales and marketing programs to begin addressing the competitive challenges that are facing our intravenous antifungal product ABELCET, including: (i) redefining core markets where we believe there is a strong clinical rationale for ABELCET, (ii) targeting institutions that offer the opportunity for sales growth and (iii) retraining, refocusing and realigning our sales force. We are also enhancing our field force support systems by, for example, improving our methods of data management and distribution and supporting investigator-sponsored clinical trials.

•	We have implemented a more stringent review process for our research and development programs in order to redirect our investments to only those projects that are strategically aligned with our business objectives. During 2005, we conducted a rigorous review of our research and development programs and discontinued a number of projects that we concluded did not meet our criteria for continued development.

•	We began rebuilding our research and development pipeline with our September 2005 acquisition of the exclusive worldwide rights, excluding the Nordic countries, to recombinant human Mannose-Binding Lectin (rhMBL) from NatImmune A/S, a Danish biotechnology company. Mannose-Binding Lectin is a naturally occurring human plasma protein that plays a key role in the immune system’s first-line defense against infections. This program represents a promising clinical development opportunity for MBL-deficient patients who are susceptible to serious infections, such as patients with cancer undergoing chemotherapy.

•	We expanded our research and development pipeline with our July 2006 collaboration with Santaris Pharma A/S, a Danish biotechnology company, to co-develop and commercialize a series of innovative RNA antagonists based on Santaris Pharma’s LNA® (locked nucleic acid) technology and utilizing our oncology drug development expertise. We are licensing two of Santaris Pharma’s preclinical development compounds, the HIF-1a antagonist and the Survivin antagonist, and up to six additional proprietary RNA antagonist candidates, all to be directed against novel oncology drug targets selected by us. We will have exclusive rights to develop and commercialize these compounds in the United States and other non-European territories. Santaris will retain exclusive rights to commercialization in Europe. Further, we will have the opportunity to explore the potential for added benefit with our next-generation PEGylation Customized Linker Technology™.

•	Lifecycle management is being deployed as a critical organizational practice with plans underway for all of our marketed brands. We believe lifecycle management is an essential tool for building sustainability and maximizing value for our products. For instance, beginning in 2005 we began evaluating several new means of driving sustainable commercial success for our marketed products, including new therapeutic areas, modes of administration and delivery mechanisms. Our management has aligned all of our core functions, from research through commercialization, on maximizing the value of our products through integrated lifecycle management programs.

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•	We are reviewing our contract manufacturing business to identify opportunities to (i) foster new contract manufacturing partnerships, (ii) enhance our current processes, (iii) broaden our manufacturing expertise and infrastructure and (iv) expand the utilization of our finish and fill capabilities for our currently marketed brands.

     We are a Delaware corporation. Our principal executive offices are located at 685 Route 202/206, Bridgewater, New Jersey 08807, and our telephone number is (908) 541-8600. We also have a website located at www.enzon.com. The information that appears on our website is not part of and is not incorporated into this prospectus.

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The Offering

     The following is a summary of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus.

Issuer	Enzon Pharmaceuticals, Inc.

Securities Offered	$275,000,000 principal amount of 4% Convertible Senior Notes due 2013.

Interest	The notes bear interest at an annual rate of 4%. Interest is payable on June 1 and December 1 of each year, beginning on December 1, 2006.

Maturity Date	June 1, 2013, unless earlier redeemed, repurchased or converted.

Conversion Rate	The notes may be converted into our common stock, initially at a conversion rate of 104.7120 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of $9.55 per share) prior to maturity, unless earlier redeemed or repurchased.

Ranking	The notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured debt and future senior unsecured debt.

Optional Redemption	The notes are not redeemable prior to June 1, 2009. At any time on or after June 1, 2009, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the date one day prior to the date of a notice of redemption is greater than 140% of the applicable conversion price on the date of such notice, we, at our option, may redeem the notes in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Sinking Fund	None.

Repurchase at Option of Holder Upon a Fundamental Change
If we undergo a fundamental change (as defined under “Description of the Notes–Repurchase at Option of the Holder Upon a Fundamental Change”), holders will, subject to certain exceptions, have the right, at their option, to require us to purchase for cash any or all of their notes at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to the repurchase date.

Use of Proceeds	We will not receive any of the proceeds of the sale by the selling security holders of the notes or the common stock into which the notes may be converted. We used approximately $264.6 million of the net proceeds from the issuance of the notes to acquire a portion of our 4½% convertible subordinated notes due 2008.

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Listing	Upon the effective date of the registration statement of which this prospectus is a part, we do not expect the notes to be listed on any national securities exchange. Our common stock is listed on the Nasdaq Global Market under the symbol “ENZN.”

Registration Rights	Please refer to the section entitled “Description of the Notes–Registration Rights.”

Risk Factors	Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page 7 and all other information included in, or incorporated by reference into, this prospectus before investing in the notes.

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RISK FACTORS

     Your investment in the notes involves certain risks. Before deciding to invest, you should consider carefully, among other matters, the following discussion of risks and the other information contained or incorporated by reference in this prospectus.

Risks Related to Our Business

     If any of these risks are realized our business, prospects, financial condition, result of operations and our ability to service debt could be materially adversely affected.

We expect to incur losses over the next several years.

     As of June 30, 2006, we had an accumulated deficit of approximately $371.2 million. In the past, we have incurred net losses. For example, during the six-month period ended December 31, 2005 and the fiscal year ended June 30, 2005 we incurred net losses of $291.3 million and $89.6 million, respectively. Our net loss in the six-month period ended December 31, 2005 was primarily attributable to a write-down of goodwill and a write-down of intangible assets associated with ABELCET. Our net loss in the fiscal year ended June 30, 2005 was primarily the result of lower sales of ABELCET and a $78.0 million charge we incurred to increase our valuation allowance associated with our deferred tax assets based upon our assessment that it was not more likely than not that we would benefit from these assets. The lower ABELCET sales were caused by increasingly competitive conditions in the intravenous antifungal market. We are currently investing in new programs to better support ABELCET and our other marketed brands; however, we cannot predict the ultimate success of such programs in increasing sales of ABELCET or preventing further decreases in ABELCET sales or when our business will achieve long-term profitability, if ever.

     Our ability to achieve long-term profitability will depend primarily on Schering-Plough’s effective marketing of PEG-INTRON and our effective marketing of ABELCET, as well as on the rate of growth in our other product sales or royalty revenues and on the level of our expenses. Our ability to achieve long-term profitability also will depend upon our and our licensees’ ability to develop and obtain regulatory approvals for additional product candidates. Even if our product candidates and the product candidates of our licensees receive regulatory approval, we cannot assure you that these products will achieve market acceptance or will be marketed successfully or that our operations will sustain profitability. We expect to incur losses over the next several years.

Our business is heavily dependent on the continued sales of PEG-INTRON and ABELCET; if revenues from either of these products fail to increase or materially decline, our results of operations, financial position and prospects will be materially harmed.

     Our results of operations are heavily dependent on the revenues we derive from the sale and marketing of PEG-INTRON, a PEG enhanced interferon product marketed by Schering Plough that incorporates our PEG technology and for which we receive royalties, and ABELCET, a lipid complex formulation of amphotericin B. In addition, we expect these products will account for a significant portion of our future revenues. As a consequence of the significant portion of our revenues derived from these products, the stagnation or decline in the sales of one or both of these products could adversely affect our operating results, financial position and prospects, which could affect our ability to satisfy our obligations under the notes. Sales of these products can be affected by, among other things, competition, patient demand, and in the case of ABELCET, our ability to manufacture it, and, in the case of PEG-INTRON, Schering Plough’s ability to manufacture and market it.

     We cannot assure you that Schering-Plough will be successful in marketing PEG-INTRON. The amount and timing of resources dedicated by Schering-Plough to the marketing of PEG-INTRON is not within our control. If Schering-Plough breaches or terminates its agreement with us, the sale of PEG-INTRON could be slowed or blocked completely. Our revenues will be negatively affected if Schering-Plough cannot meet the marketing or manufacturing demands of the market.

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Sales of PEG-INTRON and ABELCET have been adversely affected by competitive products introduced into their respective markets and we have experienced in the past and may continue to experience in the future a decline in sales of ABELCET, which if not reversed, will adversely affect, our results of operations, financial position and prospects.

     Products that compete with both PEG-INTRON and ABELCET have been and potentially will be introduced by other drug manufacturers into their respective markets. During 2002, Hoffmann-LaRoche received FDA and European Union approval for PEGASYS, a competing PEGylated interferon-based combination therapy that competes with PEG-INTRON in the United States and all international markets. Hoffman-LaRoche’s marketing and sales efforts in support of PEGASYS have resulted in significant competitive pressure on PEG-INTRON sales. PEGASYS has continued to take market share away from PEG-INTRON and the overall market for PEGylated alpha-interferon for the treatment of hepatitis C has been contracting. As a result, sales of PEG-INTRON in certain markets where it competes with PEGASYS and the royalties we receive on those sales have declined. We cannot assure you that PEGASYS will not continue to gain market share at the expense of PEG-INTRON which could result in lower PEG-INTRON sales and lower royalties to us.

     In the quarter ended December 2004, Schering-Plough received approval for, and launched, PEG-INTRON in combination with REBETOL in Japan. In September 2005, Hoffmann-LaRoche reported that PEGASYS combination therapy would receive a fast-track review in Japan and approval is expected in calendar year 2006. Hoffmann-La Roche’s subsidiary (Chugai Pharmaceutical Co. LTD) currently markets other pharmaceutical products in Japan. Even if Schering-Plough is able to market PEG-INTRON successfully in Japan prior to the approval and launch of PEGASYS in Japan, it is likely that the launch in Japan of PEGASYS will have a negative impact on PEG-INTRON’s Japanese market share and sales.

     Similarly, the continued sale of newer products from Merck , Pfizer and Astellas Pharma in the antifungal market (where ABELCET competes) has negatively impacted ABELCET sales as clinicians utilize these other therapeutic agents. Pfizer and Schering-Plough have each recently obtained approval for an additional new product in the antifungal market that is expected to further increase competition. In addition, Astellas Pharma and Gilead Sciences, Inc. are currently marketing AMBISOME, and Three Rivers Pharmaceuticals, Inc. is marketing AMPHOTEC, each of which is a lipid-based version of amphotericin B, for the treatment of fungal infections. AMBISOME and AMPHOTEC compete with ABELCET which has resulted in greater competitive pressure on ABELCET sales. During the calendar years 2005 and 2006, we have experienced increasing pricing pressure with respect to ABELCET. In particular, Astellas Pharma and Gilead Sciences, Inc., have aggressively lowered the price of their product in certain regions and for certain customers in the United States. This has resulted in the shrinkage or loss of certain of our customer accounts. During the six months ended June 30, 2006, ABELCET decreased to $19.8 million or 3% as compared to the six months ended June 30, 2005. During the six months ended December 31, 2005, ABELCET sales decreased to $21.1 million or 31% as compared to the same period in 2004. This follows a $16.5 million or 24% decrease in the fiscal year ended June 30, 2005 compared to the fiscal year ended June 30, 2004. While we are developing and implementing strategies to address the competitive threats facing ABELCET, we cannot assure you that we will be able to increase sales of ABELCET or prevent further decreases in ABELCET sales. If we are not, it could adversely affect our operating results, financial position and prospects, which could affect our ability to satisfy our obligations under the notes.

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We depend on our collaborative partners; if we lose our collaborative partners or they do not apply adequate resources to our collaborations, our product development and financial performance may suffer.

     We rely and will depend heavily in the future on collaborations with partners, primarily pharmaceutical and biotechnology companies, for one or more of the research, development, manufacturing, marketing and other commercialization activities relating to most of our product candidates. If we lose our collaborative partners, or if they do not apply adequate resources to our collaborations, our product development and financial performance may suffer.

     The amount and timing of resources dedicated by our collaborators to their collaborations with us is not within our control. If any collaborator breaches or terminates its agreements with us, or fails to conduct its collaborative activities in a timely manner, the commercialization of our product candidates could be slowed or blocked completely. We cannot assure you that our collaborative partners will not change their strategic focus or pursue alternative technologies or develop alternative products as a means for developing treatments for the diseases targeted by these collaborative programs. Our collaborators could develop competing products.

     We cannot assure you that our collaborations will be successful. Disputes may arise between us and our collaborators as to a variety of matters, including financing obligations under our agreements and ownership of intellectual property rights. These disputes may be both expensive and time-consuming and may result in delays in the development and commercialization of products. If any of the product candidates that we are commercializing with collaborators are delayed or stopped from coming to market or we experience increased costs as a result of our relationship with our collaborators, our financial performance could be adversely affected.

We will need to obtain additional financing to meet our future capital needs and our failure to do so could materially and adversely affect our business, financial condition and operations.

     Our current development projects and marketing initiatives require substantial capital. We believe that our current cash, cash equivalents and investments and our anticipated cash flow from operations will be adequate to satisfy our capital needs for the near future, but we will likely need to increase our cash flow from operations or obtain financing to meet our future capital needs, which we expect will be substantial. We will require substantial additional funds to conduct research activities, preclinical studies, clinical trials and other activities relating to the successful commercialization of potential products. In addition, we may seek to acquire additional products, technologies and companies, which could require substantial capital. The competitive pressures impacting PEG-INTRON and ABELCET may cause our cash flow from operations to decrease rather than increase in the future and we cannot be sure that additional funds from other sources will be available on commercially reasonable terms, if at all. If adequate funds are unavailable from operations or additional sources of financing, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs or one or more of our potential acquisitions of technologies or companies, which could materially and adversely affect our business, financial condition and operations.

     We may seek to raise any necessary additional funds through equity or debt financings, collaborative arrangements with corporate partners or other sources which may be dilutive to existing stockholders. We cannot assure you that we will be able to obtain additional funds on commercially reasonable terms, if at all.

We have limited marketing and distribution capabilities which could affect our ability to market and sell our products.

     We have an approximately 70-person U.S. pharmaceutical sales and marketing organization to support our products and we generally compete with organizations that have significantly greater resources devoted to the marketing and sales of their products. We may be unable to compete successfully against such other companies. We may be required to seek one or more corporate partners to augment our marketing and sales efforts with respect to future products. Any delay in developing these resources or obtaining corporate partners could substantially delay or curtail the marketing of our products. In addition, we have agreements with third-party distributors to distribute our products. If our distributors do not perform their obligations, our ability to distribute our products may be severely restricted.

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We purchase some of the compounds utilized in our products from a single source or a limited group of suppliers, and the partial or complete loss of one of these suppliers could cause production delays and a substantial loss of revenues.

     We purchase the unmodified compounds and bulk PEGs utilized in our approved products and products under development from outside suppliers. In some cases, we have a limited number of suppliers. Moreover, in some cases, we have no supply agreement or our supply agreement will soon expire. Specifically, our ability to obtain compounds for our respective products may be limited by the following factors.

     ONCASPAR. We have supply agreements with Ovation Pharmaceuticals, Inc., by assignment from Merck & Co., Inc., and Kyowa Hakko to produce the unmodified forms of L-asparaginase used in the manufacture of ONCASPAR. The period covered by our supply agreement with Ovation Pharmaceuticals for L-asparaginase for the manufacture of ONCASPAR for the U.S. and Canadian markets will expire on December 31, 2006. Ovation Pharmaceuticals has informed us that it does not intend to renew the current agreement, although we have been in discussions with them for a new agreement. If we are unable to come to a new agreement for the supply of L-asparaginase on acceptable terms or at all, we may have a distruption in the supply of L-asparaginase, and as a result, a disruption in our ability to manufacture ONCASPAR. We can give no assurance that we will be able to successfully obtain a new agreement for the supply of L-asparaginase. Moreover, the FDA recently conducted an inspection of the manufacturing facility of Merck, and that inspection resulted in the issuance, on July 22, 2005, of a warning letter regarding applicable FDA Current Good Manufacturing Practices, known as cGMP regulations. Despite the assignment of our supply agreement from Merck to Ovation Pharmaceuticals, Merck will continue to supply L-asparaginase to Ovation Pharmaceuticals during a transition period. If Merck is unable to satisfactorily resolve its current or future manufacturing problems, the FDA could require Merck to discontinue the manufacture and distribution of the unmodified form of L-asparaginase used in the manufacture of ONCASPAR, which could require us to discontinue the manufacture and distribution of ONCASPAR. If we cannot market and distribute ONCASPAR for an extended period, sales of the product and customer relationships will suffer, which would adversely affect our financial results.

     ADAGEN. We purchase the unmodified adenosine deaminase enzyme used in the manufacturing of ADAGEN from Roche Diagnostics. Roche Diagnostics, which is based in Germany, is the only FDA-approved supplier of the adenosine deaminase enzyme, or ADA, used in ADAGEN. During 2002 we obtained FDA approval of the use of the ADA enzyme obtained from bovine intestines from cattle of New Zealand origin. New Zealand currently certifies that its cattle are bovine spongiform encephalopathy (BSE or mad cow disease) free. Beginning in September 2002, the U.S. Department of Agriculture (USDA) required all animal-sourced materials shipped to the United States from any European country to contain a veterinary certificate that the product is BSE free, regardless of the country of origin. Our ADA supply agreement with Roche Diagnostics terminated in 2004 although we are still receiving our supply of ADA from them. We are currently seeking to develop recombinant ADA as an alternative to the bovine derived product. This is a difficult and expensive undertaking as to which success cannot be assured. Roche Diagnostics continues to supply us with our requirements of ADA and indicated when they terminated the supply agreement that they will continue to do so for a reasonable period of time as we work to develop another source of ADA. We may have little or no notice if Roche Diagnostics decides to stop supplying us with ADA. If we are unable to secure an alternative source of ADA before Roche Diagnostics discontinues supplying the material to us, we will likely experience inventory shortages and potentially a period of product unavailability or a long-term inability to produce ADAGEN. If this occurs, it will have a measurable (and potentially material) negative impact on our business and results of operations and it could potentially result in significant reputational harm and regulatory difficulties.

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     ABELCET. We have two suppliers that produce the amphotericin B used in the manufacture of ABELCET, Bristol-Myers Squibb (BMS) and Alpharma A.p.S. Our supply agreement with BMS terminated on March 1, 2006, and we do not have a supply agreement with Alpharma. We are currently still receiving supply of amphotericin B from BMS, and Alpharma may provide an alternate source in the future, although there can be no assurance they will provide us with amphotericin B. Additionally, we are seeking to qualify at least one additional source of supply. The termination of our supply agreement by BMS may give rise to future increased costs for the acquisition of amphotericin B, as well as increased capital expenditures related to readying a new supplier’s facilities for cGMP, and obtaining production and regulatory approval of ABELCET incorporating the alternative amphotericin B. Although there can be no assurance as to the timing of these increased costs and additional capital expenditures, we anticipate that these may be incurred beginning in calendar year 2007.

     If we experience a delay in obtaining or are unable to obtain any compound for any of the products discussed above on reasonable terms, or at all, it could have a material adverse effect on our business, financial condition and results of operations. No assurance can be given that in any case alternative suppliers with appropriate regulatory authorizations could be readily identified if necessary. If we experience delays in obtaining or are unable to obtain any such compounds on reasonable terms, it could have a material adverse effect on our business, financial condition and results of operations.

     If we are required to obtain an alternate source for an unmodified compound utilized in a product, the FDA and relevant foreign regulatory agencies will likely require that we perform additional testing to demonstrate that the alternate material is biologically and chemically equivalent to the unmodified compound previously used in our clinical trials. This testing could delay or stop development of a product, limit commercial sales of an approved product and cause us to incur significant additional expenses. If we are unable to demonstrate that the alternate material is chemically and biologically equivalent to the previously used unmodified compound, we will likely be required to repeat some or all of the preclinical and clinical trials conducted for the compound. The marketing of an FDA approved drug could be disrupted while such tests are conducted. Even if the alternate material is shown to be chemically and biologically equivalent to the previously used compound, the FDA or relevant foreign regulatory agency may require that we conduct additional clinical trials with the alternate material.

There is a high risk that early-stage research and development might not generate successful product candidates.

     Since January 2005, we have terminated our clinical development efforts for, or relinquished our rights to, four clinical stage compounds. At the present time the vast majority of our research and development operations are focused on the early stages of product research and development, and we are first commencing clinical trials on our product development candidates. The research and development of pharmaceutical products is subject to high risk of failure. Most product development candidates fail to reach the market. Our success depends on the identification of new drugs or modified forms of existing drugs that we can successfully develop and commercialize. We do not expect any of the drugs resulting from our current research and development efforts to be commercially available for several years, if at all. In order to fill our pipeline of product candidates under development, we may attempt to acquire right to products under development by other companies. The competition for the acquisition of rights to products that are viewed as viable candidates for successful development and commercialization is intense, and we will be competing for such opportunities with many companies with resources that are substantially greater than ours. In addition, our potential products are subject to risks of failure inherent in the development of new pharmaceutical products. These risks include, but are not limited to, risks that the drug might prove ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials, fails to receive necessary regulatory approvals, cannot be manufactured on a commercial scale basis and therefore may not be economical to produce, may fail to achieve market acceptance or that we may be precluded from commercialization by proprietary rights of third parties.

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Our clinical trials could take longer to complete and cost more than we expect.

     We will need to conduct significant clinical studies of all of our product candidates that have not yet been approved for sale. These studies are costly, time consuming and unpredictable. Moreover, statutes and regulations governing the conduct of clinical trials are subject to change in the future which could affect the cost of our clinical trials. Any unanticipated costs or delays in our clinical studies could harm our business, financial condition and results of operations, and might even result in discontinuation of clinical development of a particular product candidate.

     The rate of completion of clinical trials depends upon many factors, including the rate of enrollment of patients. Costly delays in the conduct and completion of key clinical studies could result from insufficient timely patient enrollment or from intervention by FDA, drug and safety monitoring boards or institutional review boards.

We depend on third parties in the conduct of clinical trials and any failure of those parties to fulfill their obligations could adversely affect our development and commercialization plans.

     We depend on independent clinical investigators, corporate collaborators, academic institutions, contract research organizations and other third party service providers in the conduct of clinical trials. We rely heavily on these parties for successful execution of our clinical trials, but do not control many aspects of their activities. The clinical investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development and commercialization of future product candidates.

We depend on patents and proprietary rights, which may offer only limited protection against potential infringement and the development by our competitors of competitive products. The U.S. and foreign patents upon which our original PEG technology was based have expired.

     The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and in other countries. We currently hold 115 issued U.S. patents many of which have foreign counterparts. These patents, if extensions are not granted, are expected to expire beginning in 2007 through 2023. We have also filed and currently have pending 37 patent applications in the United States. Under our license agreements, we have access to large portions of Micromet AG’s and Nektar’s patent estates as well as a small number of individually licensed patents. Of the patents owned or exclusively licensed by us, seven relate to PEG-INTRON, four relate to ABELCET and three relate to DEPOCYT. Although we believe that our patents provide certain protection from competition for ABELCET and DEPOCYT, we cannot assure you that such patents will be of substantial protection or commercial benefit to us, will afford us adequate protection from competing products, or will not be challenged or declared invalid. In addition, we cannot assure you that additional U.S. patents or foreign patent equivalents will be issued to us. The scope of patent claims for biotechnological inventions is uncertain and our patents and patent applications are subject to this uncertainty.

     On September 7, 2006, we gave notice to Nektar of our intention not to renew the provisions of our agreement with Nektar that gives Nektar the right to sub-license a portion of our PEG technology and patents to third parties. This right will terminate in January 2007 and will not affect any existing sub-licenses granted by Nektar.

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     We may become aware that certain organizations are engaging in activities that infringe certain of our PEG and single-chain antibody, or SCA, technology patents. We cannot assure you that we will be able to enforce our patent and other rights against such organizations.

     We expect that there will continue to be significant litigation in the biotechnology and pharmaceutical industries regarding patents and other proprietary rights. We have in the past been involved in patent litigation and we may likely become involved in additional patent litigation in the future. We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights. Such disputes could substantially delay or prevent our product development or commercialization activities and could have a material adverse effect on our business, financial condition and results of operations.

     Research Corporation Technologies, Inc. held the patent upon which our original PEG technology was based and had granted us a license under such patent. Research Corporation’s patent contained broad claims covering the attachment of PEG to polypeptides. However, this U.S. patent and its corresponding foreign patents expired in December 1996. Based upon the expiration of the Research Corporation patent, other parties are permitted to make, use or sell products covered by the claims of the Research Corporation patent, subject to other patents, including those which we hold. We have obtained numerous patents with claims covering improved methods of attaching or linking PEG to therapeutic compounds. We cannot assure you that any of these patents will enable us to prevent infringement or that competitors will not develop alternative methods of attaching PEG to compounds potentially resulting in competitive products outside the protection that may be afforded by our patents. We are aware that others have also filed patent applications and have been granted patents in the United States and other countries with respect to the application of PEG to proteins and other compounds.

We or our suppliers could experience delays or difficulties in manufacturing, including problems complying with the FDA’s regulations for manufacturing our products. These problems could materially harm our business.

     Manufacturers of drugs must comply with current cGMP regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections of our commercial manufacturing facilities. We or our present or future suppliers may be unable to comply with the applicable cGMP regulations and other FDA regulatory requirements.

     ADAGEN and ONCASPAR, which we manufacture, use our earlier PEG technology which tends to be less stable than the PEG technology used in PEG-INTRON and our products under development. Due, in part, to the drawbacks in the earlier technologies we have had and may continue to have manufacturing problems with these products.

     We continue to face manufacturing and stability issues with Oncaspar. To date, we have been unable to identify the cause of these issues. If we continue to have these issues with Oncaspar, we may have a disruption in our ability to manufacture Oncaspar. Manufacturing and stability problems required us to implement voluntary recalls for certain batches of ONCASPAR in June 2002, July 2004, September 2004, March 2005 and March 2006. Mandatory recalls can also take place if regulators or courts require them, even if we believe our products are safe and effective. Recalls result in lost sales of the recalled products themselves and can result in further lost sales while replacement products are manufactured or due to customer dissatisfaction. We cannot assure you that future product recalls will not materially adversely affect our business, our financial conditions, results of operations or our reputation and relationships with our customers. Disruption in supply or manufacturing difficulties relating to Oncaspar could cause a disruption in our ability to market and sell Oncaspar and result in a substantial loss of revenues.

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     During 1998, we began to experience manufacturing problems with ONCASPAR. The problems were due to increased levels of white particulates in batches of ONCASPAR, which resulted in an increased rejection rate for this product. During fiscal 1999, we agreed with the FDA to temporary labeling and distribution restrictions for ONCASPAR and instituted additional inspection and labeling procedures prior to distribution. During May 1999, the FDA required us to limit distribution of ONCASPAR only to patients hypersensitive to native L-asparaginase. As a result of certain manufacturing changes we made, the FDA withdrew this distribution restriction in November 1999.

     In July 1999, the FDA conducted an inspection of our manufacturing facility in connection with our product license for ADAGEN. Following that inspection, the FDA documented several deviations from cGMP in a Form 483 report. We provided the FDA with a corrective action plan. In November 1999, the FDA issued a warning letter citing the same cGMP deviations listed in the July 1999 Form 483, but it also stated that the FDA was satisfied with our proposed corrective actions. As a result of the deviations, the FDA decided not to approve product export requests from us for ONCASPAR until it determined that all noted cGMP deviations were either corrected or in the process of being corrected. This restriction was removed in August 2000.

     Since November 2002, the FDA and the MHRA, the British equivalent of the FDA, have conducted follow-up inspections, as well as routine inspections of our manufacturing facilities related to ABELCET, ONCASPAR and ADAGEN. Following certain of these inspections, the FDA has issued Form 483 reports citing deviations from cGMP, the most recent of which were issued in January 2006 for our New Jersey facility and August 2005 for our Indianapolis facility. We have or are in the process of responding to such reports with corrective action plans.

     We are aware that the FDA has conducted inspections of certain of the manufacturing facilities of Schering-Plough, and those inspections have resulted in the issuance of Form 483s citing deviations from cGMP.

     If we or our partners, including Schering-Plough, face additional manufacturing problems in the future or if we or our licensees are unable to satisfactorily resolve current or future manufacturing problems, the FDA could require us or our licensees to discontinue the distribution of our products or to delay continuation of clinical trials.

We may acquire other companies or products and may be unable to successfully integrate such companies with our operations.

     We may expand and diversify our operations with acquisitions. If we are unsuccessful in integrating any such company or product with our operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse effect on our business, financial condition and results of operations.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel, including our Chief Executive Officer. There is intense competition for qualified personnel in the pharmaceutical field. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. Although we have employment agreements with our Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, Senior Vice President responsible for our sales and marketing operations and certain other executive officers, our ability to continue to retain such officers, as well as other senior executives or key managers is not assured. The loss of the services of one or a combination of our senior executives or key managers, particularly our Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, and Senior Vice President responsible for our sales and marketing operations, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would have an adverse effect on our business.

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Risks Related to Our Industry

We face rapid technological change and intense competition, which could harm our business and results of operations.

     The biopharmaceutical industry is characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our products and technologies becoming obsolete.

     We face intense competition from established biotechnology and pharmaceutical companies, as well as academic and research institutions that are pursuing competing technologies and products. We know that competitors are developing or manufacturing various products that are used for the prevention, diagnosis or treatment of diseases that we have targeted for product development. For example, in addition to increased competition from Hoffman LaRoche’s PEGASYS, Astellas Pharma and Gilead Pharmaceuticals are currently marketing AMBISOME and Three Rivers Pharmaceuticals is marketing AMPHOTEC, each of which is a lipid-based version of amphotericin B, which is used for the treatment of fungal infections. PEGASYS competes with PEG-INTRON and AMBISOME and AMPHOTEC compete with ABELCET. DEPOCYT, an injectable, sustained release formulation of the chemotherapeutic agent cytarabine for the treatment of lymphomatous meningitis, competes with the generic drugs, cytarabine and methotrexate, and ONCASPAR, a PEG-enhanced version of a naturally occurring enzyme called L-asparaginase, competes with ELSPAR® (asparaginase) to treat patients with acute lymphoblastic leukemia. Other existing and future products, therapies and technological approaches will compete directly with our products. Current and prospective competing products may provide greater therapeutic benefits for a specific problem or may offer comparable performance at a lower cost. In addition, any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share.

     Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing and financial resources than we do. Accordingly, our competitors may develop technologies and products that are superior to those we or our collaborators are developing and render our technologies and products or those of our collaborators obsolete and noncompetitive. In addition, many of our competitors have much more experience than we do in preclinical testing and human clinical trials of new drugs, as well as in obtaining FDA and other regulatory approval. If we cannot compete effectively, our business and financial performance would suffer.

We and our licensees are subject to extensive regulation. Compliance with these regulations can be costly, time consuming and subject us to unanticipated delays in developing our products. The regulatory approval process is highly uncertain and we may not successfully secure approval for new products.

     The marketing of pharmaceutical products in the United States and abroad is subject to stringent governmental regulation. The sale of any new products for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards that apply to the clinical testing and marketing of pharmaceutical products. Obtaining FDA approval for a new therapeutic product may take several years and involve substantial expenditures.

     We cannot assure you that we or our licensees will be able to obtain or maintain FDA or other relevant marketing approval for any of our products.

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     In addition, any approved products are subject to continuing regulation. If we or our licensees fail to comply with applicable requirements, it could result in penalties, fines, recalls or other injunctive or oversight remedies.

     If we or our licensees fail to obtain or maintain requisite governmental approvals or fail to obtain or maintain approvals of the scope requested, it will delay or preclude us or our licensees or marketing partners from marketing our products. It could also limit the commercial use of our products. Any such failure or limitation may have a material adverse effect on our business, financial condition and results of operations.

     In some cases, FDA approval may be provisional. For example, our product DEPOCYT was approved under the Accelerated Approval regulations of Subpart H of the Food, Drug and Cosmetic Act. These regulations are intended to make promising products for life-threatening diseases available to the market on the basis of preliminary evidence prior to formal demonstration of patient benefit. Approvals granted under Subpart H are provisional and require a written commitment to complete post-approval clinical studies that formally demonstrate patient benefit. Our licensor, SkyePharma, is responsible for conducting the required study. If the FDA determines that such post-approval clinical study fails to demonstrate patient benefit, the registration for DEPOCYT may be subject to withdrawal.

Even if we obtain regulatory approval for our products, they may not be accepted in the marketplace.

     The commercial success of our products will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. Even if our products obtain regulatory approval, we cannot assure you that they will achieve market acceptance of any kind. The degree of market acceptance will depend on many factors, including:

•	the receipt, timing and scope of regulatory approvals,

•	the timing of market entry in comparison with potentially competitive products,

•	the availability of third-party reimbursement, and

•	the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of drug candidates, as well as their advantages over existing technologies and therapeutics.

     If any of our products do not achieve market acceptance, we will likely lose our entire investment in that product, giving rise to a material adverse effect on our business, financial condition and results of operations.

If preclinical or clinical trials do not yield positive results, our product candidates will fail.

     If preclinical or clinical testing of one or more of our product candidates does not demonstrate the safety and efficacy of product candidates for the desired indications, those potential products will fail. Numerous unforeseen events may arise during, or as a result of, the testing process, including the following:

•	the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials,

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•	potential products may not have the desired effect or may have undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved,

•	results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials, and

•	after reviewing test results, we or our strategic partners may abandon projects which we might previously have believed to be promising.

     Clinical testing is very costly and can take many years. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development would delay or prevent regulatory approval, which could adversely affect our business and financial performance.

Our operations are subject to extensive environmental laws and regulations.

     Our operations are subject to federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of hazardous, toxic and radioactive substances and the discharge of pollutants into the air and water. Environmental permits and controls are required for some of our operations and these permits are subject to modification, renewal and revocation by the issuing authorities. We believe that our facilities are in substantial compliance with our permits and environmental laws and regulations and do not believe that future compliance with current environmental law will have a material adverse effect on our business, financial condition or results of operations. If, however, we were to become liable for an accident, or if we were to suffer an extended facility shutdown as a result of such contamination, we could incur significant costs, damages and penalties that could harm our business.

We may be subject to a variety of types of product liability or other claims based on allegations that the use of our products has resulted in adverse effects, whether by participants in our clinical trials or by patients using our products, and there is no assurance that our insurance will cover all products liability or other claims.

     Although we maintain product liability insurance for claims arising from the use of our products in clinical trials prior to FDA approval and for claims arising from the use of our products after FDA approval at levels that we believe are appropriate, we cannot assure you that we will be able to maintain our existing insurance coverage or obtain additional coverage on commercially reasonable terms for the use of our other products in the future. Also, our insurance coverage and our resources may not be sufficient to satisfy any liability resulting from product liability claims, and a product liability claim may have a material adverse effect on our business, financial condition or results of operations.

Because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures, we may be unable to sell our products profitably in the United States.

     The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. In recent years, there have been numerous proposals to change the healthcare system in the United States and further proposals are likely. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, government and private third-party payors are increasingly attempting to contain healthcare costs by limiting both the coverage and the level of reimbursement of drug products. For example, under the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act), Medicare benefits are provided primarily through private entities that attempt to negotiate price concessions from pharmaceutical manufacturers. This may increase pressure to lower prescription drug prices. The Act also includes other cost containment measures for Medicare in the event Medicare cost increases exceed a certain level, which measures may impose limitations on prescription drug prices. These changes in Medicare reimbursement could have a negative impact on our revenues derived from sales of our products. Moreover, significant uncertainty exists as to the reimbursement status of newly-approved healthcare products.

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     Our ability to commercialize our products will depend, in part, on the extent to which reimbursement for the cost of the products and related treatments will be available from third-party payors. If we or any of our collaborators succeed in bringing one or more products to market, we cannot assure you that third-party payors will establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development. In addition, lifetime limits on benefits included in most private health plans may force patients to self-pay for treatment. For example, patients who receive ADAGEN are expected to require injections for their entire lives. The cost of this treatment may exceed certain plan limits and cause patients to self-fund further treatment. Furthermore, inadequate third-party coverage may lead to reduced market acceptance of our products. Significant changes in the healthcare system in the United States or elsewhere could have a material adverse effect on our business and financial performance.

The law or FDA policy could change and expose us to competition from “generic” or “follow-on” versions of our products, which could adversely impact our business.

     Under current U.S. law and FDA policy, generic versions of conventional chemical drug compounds, sometimes referred to as small molecule compounds, may be approved through an abbreviated approval process.

     There is no abbreviated approval process under current law for biological products approved under the Public Health Service Act through a BLA, such as monoclonal antibodies, cytokines, growth factors, enzymes, interferons and certain other proteins. However, various proposals have been made to establish an abbreviated approval process to permit approval of generic or follow-on versions of these types of biological products under U.S. law, and the FDA’s counterpart in the European Union has recently approved a number of follow-on biologicals. For example, some have proposed that the FDA allow a generic or follow-on copy of certain therapeutic biologics to be approved under an existing mechanism known as a 505(b)(2) application. A 505(b)(2) application is a form of an NDA, where the applicant does not have a right to reference some of the data being relied upon for approval. Under current regulations, 505(b)(2) applications can be used where the applicant is relying in part on published literature or on findings of safety or effectiveness in another company’s NDA. To date, a 505(b)(2) application has not been used for therapeutic biologic products. In April 2006, a federal district court ordered the FDA to decide on a 505(b)(2) application by Sandoz for a generic version of a growth hormone currently sold by Pfizer. In addition, the use of 505(b)(2) applications even for conventional chemical drug products is the subject of ongoing legal challenge. It is thus not clear what the permitted use of a 505(b)(2) application might be in the future for biologics products, or whether any other proposals on generic or follow-on biologics will be adopted. However, if the law is changed or if the FDA somehow extends its existing authority in new ways, and third parties are permitted to obtain approvals of versions of our products through an abbreviated approval mechanism, and without conducting full clinical studies of their own, it could adversely affect our business.

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Risks Related to Our Common Stock and Senior Notes

The price of our common stock has been, and may continue to be, volatile, which may significantly affect the trading price of our notes.

     Historically, the market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted due to a variety of factors, including, in addition to global and industry-wide events:

•	the level of revenues we generate from our sale of products and royalties we receive,

•	the losses we incur or the profits we generate,

•	the results of preclinical testing and clinical trials by us, our collaborative partners or our competitors,

•	announcements of technical innovations or new products by us, our collaborative partners or our competitors,

•	the status of corporate collaborations and supply arrangements,

•	regulatory approvals,

•	developments in patent or other proprietary rights,

•	public concern as to the safety and efficacy of products developed by us or others, and

•	litigation.

     In addition, due to one or more of the foregoing factors in one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected.

Events with respect to our share capital could cause the shares of our common stock outstanding to increase.

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. We had 43,872,748 million shares of common stock outstanding as of September 28, 2006. As of that date, the following securities that may be exercised for, or are convertible into, shares of our common stock were outstanding:

•	Options. Stock options to purchase 7.1 million shares of our common stock at a weighted average exercise price of approximately $12.47 per share;

•	4½% convertible subordinated notes due 2008 (the “2008 convertible notes”). Our 2008 convertible notes that may be converted into 1.7 million shares of our common stock at a conversion price of $70.98 per share.

•	4% convertible senior notes due 2013. The notes that may be converted into 28.8 million shares of our common stock at a conversion price of $9.55 per share.

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•	Restricted stock units. 1.3 million shares of our common stock issuable in respect of outstanding restricted stock units held by officers, employees and directors.

     The shares of our common stock that may be issued under the options, restricted stock and the 2008 convertible notes are currently registered with the Securities and Exchange Commission. Following the effectiveness of the registration statement of which this prospectus is a part, the shares of common stock that may be issued upon conversion of the notes will be eligible for public resale.

     The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The issuance of preferred stock may adversely affect rights of common stockholders or discourage a takeover.

     Under our certificate of incorporation, our board of directors has the authority to issue up to three million shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future.

     In May 2002, our board of directors authorized shares of Series B preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series B preferred stock to holders of the common stock. Upon certain triggering events, such rights become exercisable to purchase common stock (or, at the discretion of our board of directors, Series B preferred stock) at a price substantially discounted from the then current market price of the common stock. Our stockholder rights plan could generally discourage a merger or tender offer involving our securities that is not approved by our board of directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer.

     While we have no present intention to authorize any additional series of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

We may be unable to redeem our notes and 2008 convertible notes upon a fundamental change.

     We may be unable to redeem the notes and the 2008 convertible notes in the event of a fundamental change, as defined in the respective indenture. Upon a fundamental change, holders of the notes and 2008 convertible notes may require us to redeem all or a portion of the notes and the 2008 convertible notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes and 2008 convertible notes. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the notes or 2008 convertible notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes or 2008 convertible notes, we could seek the consent of our lenders to redeem the notes or 2008 convertible notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes or 2008 convertible notes. Our failure to redeem tendered notes or 2008 convertible notes would constitute an event of default under the respective indenture. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indentures would restrict payments to the holders of notes and the 2008 convertible notes. Under the indenture governing the 2008 convertible notes, a “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

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•	is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq Global Market or any similar U.S. system of automated dissemination of quotations of securities prices.

     Please see “Description of the Notes–Repurchase at Option of the Holder Upon a Fundamental Change” for a description of a “fundamental change” under the notes.

     The term fundamental change is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or the 2008 convertible notes or our common stock. Our obligation to offer to redeem the notes or the 2008 convertible notes upon a fundamental change would not necessarily afford holders of the notes or the 2008 convertible notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The market for unrated debt is subject to disruptions that could have an adverse effect on the market price of the notes, or a market for our notes may fail to develop or be sustained.

     The notes are not rated. As a result, holders of the notes have the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity for the holders of such securities. If the notes are traded, they may trade at a discount from their initial offering price, depending on, among other things, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, results of operations and prospects. The liquidity of, and trading markets for, the notes also may be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets for, the notes, independent of our financial performance or prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for such securities. We cannot assure you that the market for the notes will not be subject to similar disruptions or that any market for our notes will develop or be sustained. Any such disruptions may have an adverse effect on the holders of the notes.

Significant leverage and debt service obligations may adversely affect our cash flow and our ability to repay or repurchase the notes.

     We have significant amounts of outstanding indebtedness, primarily related to the notes and our outstanding 2008 convertible notes.

     We may be unable to generate sufficient cash to pay the principal of, interest on and other amounts due in respect of our indebtedness, including the notes, when due.

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     Our significant leverage could have important negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•	placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources; and

•	making it difficult or impossible for us to pay the principal amount of the notes at maturity, the interest on or the repurchase price of the notes upon a fundamental change, thereby causing an event of default under the indenture.

     In addition, the notes are our obligation exclusively. We may have difficulty paying what we owe under the notes if we or our subsidiaries incur additional indebtedness or other liabilities.

We may not have sufficient funds available to pay amounts due under the notes.

     We may not have sufficient funds available or may be unable to arrange for additional financing to satisfy our obligations under the notes. Our ability to pay cash to holders of the notes or meet our payment and other debt obligations depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us in an amount sufficient to enable us to meet our payment obligations under the notes and our other obligations and to fund other liquidity needs.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

     If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

An active trading market for the notes may not develop.

     We have no plans to list the notes on a securities exchange or other stock market. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last.

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     We will use our reasonable best efforts to cause this registration statement to be declared effective under the Securities Act. Selling security holders who sell notes or common stock issuable upon conversion of the notes pursuant to this or another registration statement may be subject to certain restrictions and potential liability under the Securities Act. See “Description of the Notes–Registration Rights.” In addition, we will have the right, pursuant to the registration rights agreement, to suspend the use of the shelf registration statement in certain circumstances. In the event of such a suspension, you would not be able to sell any notes or shares of common stock issuable upon conversion of the notes, except pursuant to an exemption from registration.

The notes are not protected by restrictive covenants.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will contain no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes–Repurchase at Option of the Holder Upon a Fundamental Change.”

Holders of the notes may have to pay tax with respect to distributions on our common stock that they do not receive.

     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows holders of notes to receive more shares of common stock on conversion may increase those note holders’ proportionate interests in our earnings and profits or assets. In that case, U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences”) could be treated as though they received a dividend in the form of our common stock under U.S. tax laws. Such a constructive stock dividend could be taxable to those note holders, although they would not actually receive any cash or other property. You should carefully consider the information under “Material U.S. Federal Income Tax Consequences.”

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USE OF PROCEEDS

     We will not receive any of the proceeds of the sale by the selling security holders of the notes or the common stock into which the notes may be converted. We used approximately $264.6 million of the net proceeds from the issuance of the notes to acquire a portion of our 2008 convertible notes.

RATIO OF EARNINGS TO FIXED CHARGES

     The following sets forth our ratio of earnings to fixed charges(1) for the periods indicated. This summary is qualified by the more detailed information and historical consolidated financial statements, including the notes to those consolidated financial statements, incorporated by reference in this prospectus.

Fiscal Year Ended June 30,					Six Months Ended
2001	2002	2003	2004	2005	December 31, 2005	June 30, 2006

21:1(2)	3:1(2)	3:1(2)	1:1	N/A (3)	N/A (3)	4.1

(1)	“Earnings” include income (loss) from continuing operations before income taxes. “Fixed charges” include interest expense and the portion of rent expense representative of the interest factor.

(2)	At June 30, 2001 and 2002, 7,000 shares of Series A Preferred Stock were outstanding with rights to receive annual dividends of $2.00 per share. The effect on the ratio of earnings to fixed charges in those years and the year ended June 30, 2003 was de minimis.

(3)	The deficiency for the fiscal year ended June 30, 2005 and for the six months ended December 31, 2005 was $11.7 million and $302.3 million, respectively.

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PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq Global Market under the trading symbol “ENZN.”

     The following table sets forth the high and low sale prices for our common stock during the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as reported by the Nasdaq Global Market. The quotations shown represent inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not necessarily reflect actual transactions.

     As of September 29, 2006, the closing price quoted on the Nasdaq Global Market for the common stock was $8.25 per share. As of September 28, 2006, there were 1,484 holders of record of our common stock.

	High	Low

Year Ended June 30, 2004
First Quarter	$13.90	$10.51
Second Quarter	12.52	10.28
Third Quarter	18.40	11.97
Fourth Quarter	16.20	10.86

Year Ended June 30, 2005
First Quarter	$16.10	$11.01
Second Quarter	16.81	12.69
Third Quarter	14.07	10.02
Fourth Quarter	10.21	5.70

Six Months Ended December 31, 2005
First Quarter (ended September 30, 2005)	$8.35	$6.36
Second Quarter (ended December 31, 2005)	7.73	6.59

2006
First Quarter	$8.35	$6.50
Second Quarter	9.28	7.06
Third Quarter	8.49	7.12

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business.

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DESCRIPTION OF THE NOTES

     The notes were issued under an indenture dated as of May 23, 2006, between us and Wilmington Trust Company, a Delaware banking corporation, as “trustee” (the “indenture”). We entered into a registration rights agreement dated as of May 23, 2006 with the initial purchasers of the notes pursuant to which we filed a registration statement including this prospectus with the SEC.

     The terms of the notes include those provided in the indenture and the notes. The following description is only a summary of selected provisions of the indenture, the notes and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as a holder of the notes. A copy of the indenture will be available as described under the heading “Where You Can Find More Information” in this prospectus. As used in this “Description of the Notes” section, references to “Enzon,” “we,” “our” or “us” refer solely to Enzon and not to its subsidiaries.

Brief Description of the Notes

     The notes are:

•	our general unsecured obligations;

•	pari passu in right of payment with any other of our senior unsecured indebtedness;

•	senior in right of payment to any of our future indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to all present and future indebtedness and other obligations of our subsidiaries; and

•	effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

General

     The notes are convertible prior to maturity at the election of the holder (unless earlier redeemed or repurchased) into shares of our common stock at the initial conversion rate of shares of our common stock per $1,000 in principal amount of notes, which is equal to an initial conversion price of approximately $9.55 per share, as described under “–Conversion of Notes.”

     We offered and sold $275,000,000 in aggregate principal amount of notes. The notes were issued only in denominations of $1,000 or in integral multiples of $1,000 in excess thereof. The notes will mature on June 1, 2013, unless earlier redeemed at our option or converted by you or repurchased by us at your option upon a fundamental change. Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, granting liens, selling assets or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture.

     The notes bear interest at the annual rate of 4% commencing on the date of issuance. Interest will be payable on June 1 and December 1 of each year, beginning December 1, 2006, subject to limited exceptions if the notes are redeemed, converted or repurchased. The record dates for the payment of interest will be May 15 and November 15. We will not, however, pay accrued interest on any notes that are converted except under the limited circumstances described under “–Conversion Procedures.”

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     We may, at our option, pay interest on the notes by check mailed to the holders. However, beneficial owners of notes issued in global form will be paid by wire transfer in immediately available funds in accordance with DTC’s settlement procedures, and a holder of certificated notes with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day that is not a business day until the following business day. The payment made on the following business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     We will maintain an office in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global notes.

     There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges as described under “–Conversion Procedures.”

Conversion of Notes

     You may convert all or any portion of the principal amount of your notes in integral multiples of $1,000 (provided that the principal amount of any such notes to remain outstanding after such conversion is equal to $1,000 or any integral multiple of $1,000 in excess thereof) into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate is initially 104.7120 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $9.55 per share).

     The conversion rate in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustments as described below under “–Anti-dilution Adjustments” and “–Adjustment to Conversion Rate Upon a Fundamental Change,” but will not be adjusted for accrued interest. The “applicable conversion price” at any given time is equal to the principal amount of a $1,000 note divided by the applicable conversion rate.

     If you have submitted your notes for repurchase upon a fundamental change, you may only convert your notes if you withdraw your election in accordance with the indenture.

Conversion Procedures

     If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion having been satisfied, the “conversion date”), to the conversion agent and us. The conversion agent will, on your behalf, convert the notes into shares of common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the notes to be converted in shares of our common stock.

     Shares of our common stock deliverable upon conversion will be delivered to the conversion agent no later than the third business day following the conversion date.

     We will not issue fractional shares of our common stock upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash based on the closing sale price of our common stock on the trading day immediately preceding the conversion date.

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     Upon conversion of notes, you generally will not receive any cash payment of interest. By delivering to the holder the number of shares of our common stock issuable upon conversion of a note and any cash in lieu of fractional shares of common stock, we will be deemed to have satisfied all of our obligations with respect to such note through the conversion date. That is, we will not pay accrued but unpaid interest, if any, and we will not adjust the conversion rate to account for any accrued interest.

     However, if you surrender your notes for conversion between the close of business on a record date and the opening of business on the next interest payment date, including the maturity date, you will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Consequently, when you surrender your notes for conversion during such period, you must pay funds equal to the interest payable on the principal amount being converted; provided no such payment by holders will be required for notes or portions of notes called for redemption on a redemption date or delivered for repurchase due to a fundamental change on a repurchase date, in each case occurring during the period from the close of business on a record date and ending on the opening of business on the next interest payment date, or if that interest payment date is not a business day, the next business day after the interest payment date.

     The term “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized by law, regulation or executive order to remain closed. If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax or duty is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax or duty. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

Anti-dilution Adjustments

     The applicable conversion rate will be subject to adjustment, without duplication, from time to time, upon the occurrence of any of the following events:

(1)	stock dividends in common stock– we pay or make a dividend or other distribution on our common stock, payable exclusively in shares of our common stock;

(2)	issuance of rights or warrants– we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at a price per share at less than the current market price (other than any rights or warrants that by their terms will also be issued to you upon conversion of your notes into shares of our common stock without any action required by us or any other person or that are distributed to our shareholders upon a merger or consolidation and taking into consideration in determining the price per share any consideration received by us for such rights and warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us); provided that the conversion rate will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration and as a result no additional shares are delivered or issued pursuant to such rights or warrants;

(3)	stock splits and combinations– we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares;

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

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•	issue by reclassification of the shares of our common stock any shares of our capital stock;

(4)	distribution of indebtedness, securities or assets– we distribute by dividend or otherwise to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or rights, options or warrants to purchase our securities (provided, however, that if these rights or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur), but excluding:

•	dividends or distributions described in clause (1) above;

•	rights or warrants described in clause (2) above; and

•	dividends or distributions paid exclusively in cash described in clause (6), (7) or (8) below

(the “distributed assets”), in which event (other than in the case of a spin-off as described in clause (5) below), the conversion rate will be adjusted to be equal to the rate determined by multiplying:

•	the conversion rate in effect immediately before the close of business on the trading day prior to the ex-dividend trading day for such distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock on the date fixed for such determination minus the fair market value, as determined by our board of directors (or a committee thereof), whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this clause (4) (unless otherwise stated), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such distribution, and the new conversion rate will take effect on the ex-dividend trading day for such distribution. Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will receive upon conversion, in addition to shares of our common stock the amount and type of distributed assets you would have received if you had converted your notes immediately prior to the ex-dividend trading day for such distribution.

The “closing sale price” of our common stock on any date means the last reported closing price per share (or, if no last closing price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock then is listed, or if our common stock is not listed on a U.S. national or regional securities exchange, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant dates as reported by the National Quotation Bureau Incorporated or any similar U.S. system of automated dissemination of quotations of securities prices. If our common stock is not so quoted, the “closing sale price” will be the price as reported on the principal other market on which our common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the closing sale price. The term “trading day” means a day during which trading in securities generally occurs on the Nasdaq Global Market, or, if our common stock is not then listed on the Nasdaq Global Market, then on the New York Stock Exchange or another national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded or quoted.

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(5)	spin-offs– we distribute to all or substantially all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and which is traded on the Nasdaq Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market, which we refer to as a “spin-off,” in which case the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate in effect immediately before the close of business on the trading day prior to the ex-dividend trading day for such distribution by

•	an adjustment factor equal to the sum of the daily adjustments (as described below) for each of the 10 consecutive trading days beginning on the effective date of the spin-off.

The “daily adjustment” for any given trading day is equal to a fraction:

•	the numerator of which is the closing sale price of our common stock on that trading day plus the closing sale price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on that trading day, and

•	the denominator of which is the product of 10 and the closing sale price of our common stock on that trading day.

The adjustment to the conversion rate in the event of a spin-off will become effective on the tenth trading day from, and including, the effective date of the spin-off.

(6)	cash distributions– we pay a dividend or make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate in effect immediately prior to the close of business on the trading day prior to the ex-dividend trading day for such dividend or distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such dividend or distribution.

For purposes of this clause (6), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate will take effect immediately after the ex-dividend trading day for such distribution. Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will receive upon conversion, in addition to shares of our common stock, if any, such distribution you would have received if you had converted your notes immediately prior to the record date for such distribution.

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(7)	tender or exchange offers– we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for any portion of our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate immediately prior to close of business on the date of the expiration of the tender or exchange offer by

•	an adjustment factor equal to a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day following the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day following the date of expiration of the tender or exchange offer. The adjustment pursuant to this clause (7) will become effective immediately after the opening of business on the second trading day following the date of expiration of the tender or exchange offer.

(8)	repurchases – we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months not triggering a conversion price adjustment, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate immediately prior to the close of business on the trading day prior to the ex-dividend trading day for such distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (a) the current market price of our common stock, minus (b) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day following the date of the repurchase triggering the adjustment, as determined by our board of directors;

provided that no adjustment to the conversion rate will be made to the extent the conversion rate is not increased as a result of the above calculation, and provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (8).

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For purposes of this clause (8):

•	the “market capitalization” will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment immediately prior to such repurchase,

•	the “current market” price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day following the date of the repurchase triggering the adjustment, and

•	in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

If a payment would cause an adjustment to the conversion rate under both clause (7) and clause (8), the provisions of clause (8) shall control.

     As used in this section “ex-dividend trading day” means the first date on which the shares of our common stock trade on the applicable national or regional securities exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

     We may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you notice at least 15 days prior to the effective date of such change in the conversion rate, with a copy to the trustee and conversion agent, of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a fundamental change as defined below. No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

     The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock or options, warrants or other rights to acquire our common stock (including the issuance of common stock pursuant to such options, warrants or other rights), in any transaction resulting in an exchange for fair market value, including in connection with a reduction of indebtedness or liabilities of us or any of our subsidiaries including, without limitation, upon the conversion of convertible securities outstanding on the date the notes were issued or pursuant to settlements with respect to claims related to any governmental or private litigation, dispute, investigation, proceeding or other similar action or pursuant to a strategic partnership or licensing agreement;

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•	upon the issuance of any shares of our common stock pursuant to any future plan or similar arrangement providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock, under any such plan or arrangement, in each case, at the market price at the time of such investment of our common stock;

•	upon the issuance of any shares of our common stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program, compensation agreement or similar arrangement of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

     We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the notes and (b) otherwise (1) five business days prior to the stated maturity of the notes or (2) prior to any redemption date or repurchase date, unless such adjustment has already been made.

     Upon conversion of your notes into shares of our common stock, you will also receive the associated rights issued under our Rights Agreement dated May 17, 2002 or any other stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

     In the case of consolidations, mergers, conveyances, sales or transfers of all or substantially all of our assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, upon conversion of your notes, you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

     For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of consolidations, mergers, conveyances, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Optional Redemption by Enzon

     The notes may not be redeemed prior to June 1, 2009. At any time on or after June 1, 2009, we will have the right, at our option, to redeem the notes in cash, in whole or in part, but only if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the date one trading day prior to the day we give a notice of redemption is greater than 140% of the applicable conversion price on the date of such notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes redeemed to the date of redemption.

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     No sinking fund is provided for the notes.

     We may, to the extent permitted by law, at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Selection and Notice of Redemption

     In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed or, if such notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part.

     Notice of redemption will be mailed by first-class mail, given electronically or by any other means approved by the trustee, at least 15 but not more than 60 days before the redemption date to each registered holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the registered holder of the note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent for the notes, if the paying agent is other than us or a subsidiary of ours, funds in satisfaction of the redemption price (including accrued and unpaid interest, if any, on the notes to be redeemed) pursuant to the indenture.

Repurchase at Option of the Holder Upon a Fundamental Change

     If a fundamental change (as defined below) occurs at any time prior to stated maturity, you may have the right to require us to purchase any or all of your notes for cash, at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Material U.S. Federal Income Tax Consequences.”

     A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	our common stock (or other common stock into which the notes are convertible) is neither traded on the Nasdaq Global Market or the New York Stock Exchange or another U.S. national securities exchange or quoted on another established automated over-the-counter trading market in the United States; or

(2)	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

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(3)	we merge or consolidate with or into any other person (other than a subsidiary), another person (other than a subsidiary) merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4)	at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

     However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under clauses (2), (3) or (4) above (and we will not be required to deliver the fundamental change repurchase right notice incidental thereto), if either:

•	the closing sale price of our common stock for any five trading days within (x) the period of 10 consecutive trading days ending on and including the later of the date of the occurrence of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or (y) the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above or a change in the board of directors under clause (4) above, equals or exceeds 105% of the applicable conversion price of the notes in effect on each of those five trading days; or

•	at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of common stock traded on the Nasdaq Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

     For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13 (d)(3) of the Exchange Act.

     The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of (1) a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election or (2) a majority of the continuing directors that were serving at the time of such appointment, nomination or election on a committee of our board of directors that appointed or nominated for election or reelection such board member.

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     The term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

     At least 20 business days prior to the anticipated date on which a fundamental change will become effective (or if we do not have actual notice of a fundamental change 20 business days prior to the effective date, as soon as we have actual notice of the fundamental change), we will provide to all holders of the notes, the trustee, the paying agent and the conversion agent a notice (the “fundamental change notice”) stating:

•	if applicable, whether we will adjust the conversion rate as described under “–Adjustment to Conversion Rate Upon a Fundamental Change”;

•	the anticipated date on which the fundamental change will become effective; and

•	whether we expect that holders of the notes will have the right to require us to repurchase the notes as described in this section.

     In addition to the fundamental change notice, on or before the 20th trading day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of notes having the right to cause us to repurchase their notes), we will provide to all holders of the notes and the trustee and paying agent and conversion agent a notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”).

     Each fundamental change repurchase right notice will state, among other things:

•	the events giving rise to the fundamental change;

•	if we will adjust the conversion rate pursuant to a fundamental change that falls under clause (2) or (3) of the definition of fundamental change, the conversion rate and any adjustments to the conversion rate;

•	the effective date of the fundamental change, if applicable;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	that the notes with respect to which the fundamental change repurchase right notice has been given by the holder may be converted only if the holder withdraws any repurchase notice previously delivered by the holder in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

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     To exercise the fundamental change repurchase right, you must deliver, before the close of business on the second business day immediately preceding the repurchase date, the notes to be repurchased, together with the repurchase notice duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your fundamental change repurchase notice must comply with appropriate DTC procedures.

     If you exercise your right to have any portion of your notes repurchased, you may not surrender that portion of your notes for conversion unless you withdraw your repurchase notice in accordance with the indenture. You may withdraw any such repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the second business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

     If the notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

     We will be required to repurchase the notes on a date chosen by us in our sole discretion that is no less than 20 and no more than 35 business days after the date of our mailing of the relevant fundamental change repurchase right notice, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the repurchase price promptly following the later of the repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent, other than us or a subsidiary of ours, holds money or securities sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

•	the notes will cease to be outstanding, and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

     We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

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•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Adjustment to Conversion Rate Upon a Fundamental Change

     If and only to the extent that you convert your notes in connection with a fundamental change described in clause (2) or (3) of the definition of fundamental change, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the Nasdaq Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the “stock price”) paid per share for our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

     A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or after the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “–Repurchase at Option of the Holder Upon a Fundamental Change”)).

     The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “–Anti-dilution Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by an adjustment factor equal to a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “–Anti-dilution Adjustments” above.

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     The following table sets forth the hypothetical increase in the conversion rate, expressed as a number of additional shares issuable per $1,000 initial principal amount of notes as a result of a fundamental change that occurs in the corresponding period:

EFFECTIVE DATE OF FUNDAMENTAL CHANGE	STOCK PRICE
	$7.64	$8.00	$8.50	$9.00	$9.50	$10.00	$10.50	$11.00	$11.50	$12.00	$15.00	$20.00	$25.00

May 23, 2006	26.2	23.8	21.0	18.6	16.6	15.0	13.5	12.3	11.3	10.4	6.9	4.5	3.4
June 1, 2007	25.2	22.6	19.5	17.0	14.9	13.1	11.6	10.3	9.2	8.3	5.1	3.1	2.3
June 1, 2008	24.6	21.9	18.6	15.7	13.4	11.4	9.7	8.3	7.1	6.1	2.9	1.6	1.2
June 1, 2009	24.4	21.5	18.1	15.2	12.7	10.5	8.5	6.9	5.3	4.0	0.1	0.0	0.0
June 1, 2010	24.1	21.0	17.5	14.5	12.0	9.9	8.0	6.4	5.0	3.7	0.1	0.0	0.0
June 1, 2011	23.6	20.2	16.4	13.3	10.8	8.8	7.0	5.6	4.3	3.2	0.1	0.0	0.0
June 1, 2012	23.2	19.1	14.5	11.0	8.4	6.4	4.9	3.8	2.8	2.0	0.0	0.0	0.0
June 1, 2013	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

     The stock prices and additional share amounts set forth above are based upon a closing sale price of $7.64 per share on May 17, 2006 and an initial conversion rate of 104.7120 shares of our common stock per $1,000 in principal amount of notes, which is equal to an initial conversion price of approximately $9.55 per share.

     The exact stock price and conversion dates may not be set forth in the table in which case, if the stock price is:

•	between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	more than $25.00 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of the fundamental change; or

•	less than $7.64 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of the fundamental change.

     Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note exceed 130.8901 per $1,000 initial principal amount of the notes, after giving effect to the increase in the conversion rate described above, subject to anti-dilution adjustments described under “–Anti-dilution Adjustments.”

Consolidation, Merger and Sale of Assets

     We may not, directly or indirectly, consolidate with or merge into any person in a transaction in which we are not the surviving corporation or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

(1)	the successor person, if any, is:

(a)	a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and

(b)	such person assumes our obligations on the notes and under the indenture; and

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(2)	immediately after giving effect to the transaction, no default or event of default will have occurred and be continuing.

     Notwithstanding the foregoing, we may merge with an affiliate solely for the purpose of reincorporating under the laws of another state of the United States or the District of Columbia.

Events of Default

     Each of the following is an “event of default” under the indenture:

(1)	a default in the payment of any installment of interest upon any of the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)	a default in the payment of all or any part of the principal of any of the notes as and when the same shall become due and payable;

(3)	a default on the part of us in the performance, or breach by us, of any other covenant or agreement on our part as set forth in the notes or in the indenture (other than a covenant or agreement in respect of which a default or breach by us that is specifically dealt with in the other enumerated events of default), and continuance of such default or breach without cure or waiver for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the notes at the time outstanding, a written notice specifying such failure and requiring the same to be remedied;

(4)	we fail to pay the purchase price of any note when due (including, without limitation, on any repurchase date);

(5)	we fail to deliver any shares or cash in lieu of fractional shares upon conversion of notes within the time period required by the indenture and that failure continues for 5 business days;

(6)	we fail to provide a timely fundamental change repurchase notice, if required by the indenture, and such failure continues for 30 days;

(7)	any indebtedness for money borrowed by us or one of our significant subsidiaries in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 10 days after written notice;

(8)	we fail or any of our significant subsidiaries fail to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is at least $25 million, if the judgments are not paid, discharged or stayed within 60 days; and

(9)	certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

     “Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

     If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. However, after such acceleration, provided that such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal or interest of notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to us occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “–Modification and Waiver” below.

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     In the event of a declaration of acceleration of the notes because an event of default described in clause (7) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if such event of default triggering such declaration of acceleration pursuant to clause (7) shall have been remedied or cured by us or any of our subsidiaries or waived by holders of the relevant indebtedness within 60 days of the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing events of default, except non-payment of principal or interest on the notes that became due and payable solely because of the acceleration of the notes, have been cured or waived.

     Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

     However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

     We are required to furnish to the trustee, on an annual basis, an officer’s certificate as to whether or not Enzon, to such officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

     We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

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•	change the stated maturity or reduce the principal amount of or interest on any note;

•	change the place or currency of payment of principal of or interest on any note;

•	reduce the price or change the time at which notes are redeemed;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify the provisions with respect to a holder’s rights our obligation to repurchase notes upon a fundamental change in a manner adverse to holders, including our obligations to repurchase the notes following a fundamental change;

•	adversely affect the right of holders under the conversion provisions of the notes;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with the provisions of the indenture;

•	modify provisions with respect to modification and waiver (including waiver of events of default) that require each holder’s consent;

•	waive a default or event of default in the payment of principal or interest on the notes, except as provided in the indenture; or

•	modify the ranking or priority of any note in any manner adverse to the holders of the notes.

     We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder in any material respect.

Satisfaction and Discharge

     We may discharge our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year or after we give a notice of redemption and we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

Transfer and Exchange

     We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

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•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

     All notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent permitted by law, at any time, and from time to time, repurchase notes in the open market or otherwise at any price or prices. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

     We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

No Personal Liability of Directors, Officers, Employees or Stockholders

     No director, officer, employee, incorporator or stockholder of Enzon, as such, will have any liability for any obligations of Enzon under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

     Wilmington Trust Company, a Delaware banking corporation, has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee.

     The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

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Book-Entry, Delivery and Form

     The notes are represented by one or more global securities. Each global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, a global security may be only transferred, in whole and not in part, to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, called “certificated securities,” will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC, called “participants” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, called “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited will be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cutoff times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

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     We will make payments of principal of and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

     In the registration rights agreement we have agreed, for the benefit of the holders of notes and the common stock into which the notes are convertible (which we refer to collectively as the “registrable securities”), that we will, at our expense:

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•	file with the Securities and Exchange Commission, within 90 days after the date the notes are originally issued, if at such time we are eligible to file a registration statement on Form S-3 or, if we are not eligible to file a registration statement on Form S-3, within 135 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities;

•	if we are required to file a shelf registration statement covering resales of the registrable securities within 90 days after the notes are originally issued, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued or, if we are required to file such shelf registration statement within 135 days, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 225 days after the date the notes are originally issued; and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Enzon and (3) two years after the effective date of the shelf registration statement.

     The filing of the registration statement in which this prospectus has been included satisfies our obligation to file a shelf registration statement. We are permitted to suspend the use of the prospectus that is part of the effective shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the Securities and Exchange Commission and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the Securities and Exchange Commission and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

     If you elect to convert your notes prior to the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement, (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by our non-affiliates and (3) two years after the effective date of the shelf registration statement, and during a period when the shelf registration statement has ceased to be (or has not yet become) effective (or we otherwise prevent or restrict holders of registrable securities from making sales under the registration statement), you may receive unregistered shares of our common stock.

     We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest referred to as “additional interest,” will accrue on the notes if any of the following registration defaults occurs:

•	a shelf registration statement has not been filed with the Securities and Exchange Commission on or prior to the 90th day after the date the notes are originally issued, if at such time we are eligible to file a registration statement on Form S-3 or, if we are not eligible at such time, the 135th day after the date the notes are originally issued;

•	the shelf registration statement is not declared effective on or prior to the 180th day after the date the notes are originally issued, if we are required to file a shelf registration statement covering resales of registrable securities within 90 days after the notes are originally issued or the 225th day after the notes are originally issued if we are required to file such shelf registration statement within 135 days after the notes are originally issued; or

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•	we fail to keep the shelf registration statement that has been declared effective continuously effective and usable, subject to certain exceptions, for the period required.

     In that case, additional interest will accrue on any notes which are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the additional interest began to accrue on any notes. In no event will additional interest accrue on our common stock.

     The rates at which additional interest will accrue on any notes will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount per annum from and after the 91st day after the registration default.

     In addition, additional interest will accrue on any notes if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     We will pay additional interest in the event the shelf registration statement is unavailable for periods in excess of those permitted above. In either event, additional interest will accrue on any notes at a rate of 0.25% per annum to and including the 90th day after the occurrence of the event and 0.50% from the 91st day after the occurrence of the event until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the additional interest; or

•	the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Enzon; and (3) two years after the effective date of the shelf registration statement.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

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•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

     Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the beneficial owners as selling shareholder in the shelf registration statement.

     We have agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the notes to be listed on the Nasdaq Global Market. However, if our common stock is not then listed on the Nasdaq Global Market, we will use our best efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange our common stock is then primarily traded, upon effectiveness of the shelf registration statement.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

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DESCRIPTION OF 2008 CONVERTIBLE NOTES

     As of August 31, 2006, we had approximately $122.6 million aggregate principal amount of our 2008 convertible notes outstanding that bear interest at an annual rate of 4½%. Interest is payable on January 1 and July 1 of each year. Accrued and unpaid interest on the 2008 convertible notes was approximately $935,000 as of August 31, 2006. The holders may convert all or a portion of the 2008 convertible notes into common stock at any time on or before July 1, 2008 at a conversion price of $70.98 per share, subject to adjustment in certain events. The 2008 convertible notes are subordinated to all existing and future senior indebtedness.

     Since July 7, 2004, we have had the right to redeem any or all of the 2008 convertible notes at specified redemption prices, plus accrued and unpaid interest to the day preceding the redemption date. The 2008 convertible notes will mature on July 1, 2008 unless earlier converted, redeemed at our option or redeemed at the option of the noteholder upon a fundamental change, as described in the indenture for the 2008 convertible notes. Neither we nor any of our subsidiaries are subject to any financial covenants under the 2008 convertible notes indenture. In addition, neither we nor any of our subsidiaries are restricted under the 2008 convertible notes indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

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DESCRIPTION OF CAPITAL STOCK

     Under our Amended and Restated Certificate of Incorporation, we are authorized to issue 170,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of September 28, 2006, there were 43,872,748 shares of common stock and no shares of preferred stock outstanding. Other than the Series B preferred stock, there are no other classes of preferred stock designated and no other shares of preferred stock outstanding.

Common Stock

     Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in such election. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared by the board of directors out of legally available funds.

     Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock whether outstanding or issued in the future.

     Holders of our common stock own one preferred stock purchase right for each share of common stock owned by such holder. These rights currently entitle holders of our common stock to purchase one one-thousandth of a share of our Series B preferred stock for $190.00, except, in certain circumstances described below, holders may receive common stock. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of our common stock while the stockholder rights plan remains in place, then, unless (1) the rights are redeemed by us for $0.01 per right or (2) the board of directors determines that a tender or exchange offer for all of our outstanding common stock is in the best interest of the company and the stockholders, then the rights will become exercisable by all rights holders, except the acquiring person or group, for (i) shares of our common stock or (ii) in certain circumstances, shares of the third party acquirer, each having a value of twice the right’s then-current exercise price. The rights expire on May 16, 2012.

Preferred Stock

     Our board of directors has the authority to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote of shareholders.

Series B Preferred Stock

     In May 2002, our board of directors authorized 600,000 shares of Series B preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series B preferred stock to holders of common stock. Shares of our Series B preferred stock are purchasable upon exercise of the preferred stock purchase rights. Shares of our Series B preferred stock are not redeemable. Holders of Series B preferred stock are entitled to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 or (b) subject to the provision for adjustment, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock since the immediately preceding date on which a preferential quarterly dividend was payable or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of the Series B preferred stock.

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     In the event of liquidation, the holders of the Series B preferred stock are entitled to receive a preferential liquidation payment of the greater of (i) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock, or to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the preferred stock.

     Holders of the Series B preferred stock are entitled to 1,000 votes per share on matters to be voted upon by our stockholders and, except as required by Delaware law, our Series B preferred stock votes together with our common stock as a single class on all matters that come to a vote of our stockholders.

     In the event of any merger, consolidation or other transaction in which our common stock is exchanged, holders of Series B preferred stock are entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

Options to Purchase Common Stock

     As of September 28, 2006, we had outstanding options to purchase an aggregate of 7.1 million shares of common stock, at a weighted average exercise price of $12.47 per share, held by employees, directors and consultants under our 1987 Non-Qualified Stock Option Plan and 2001 Incentive Stock Plan.

Non-employee Directors Stock Plan

     Under the terms of our 2004 Outside Director Compensation Plan, each non-employee director is granted an option to purchase 15,000 shares of our common stock on the first trading day of each calendar year restricted stock units with a value of $25,000 on the first trading day following June 30 of each year. A newly elected non-employee director has an option to purchase 20,000 shares of common stock and a grant of restricted stock units with a value of $25,000. The chairperson of our board, if not an employee, receives twice the number of option shares and restricted stock units mentioned above.

Provisions of our Certificate of Incorporation, By-laws and State Law Provisions with Potential Antitakeover Effects

     Certain provisions of our certificate of incorporation and by-laws, as well as Delaware law, may operate in a manner that could discourage or render more difficult a takeover of our company or the removal of our management or may limit the price certain investors may be willing to pay for shares of our common stock.

     Our by-laws provide for the division of the board of directors into three classes with staggered three-year terms. In addition, it provides that directors may be removed only for cause by the affirmative vote of the holders of a majority of our outstanding shares of capital stock entitled to vote. Any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only one class of directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the board of directors will need at least two annual meetings of stockholders to effect this change. In addition, our board of directors has the authority to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote of our stockholders. The voting powers of holders of our common stock could be diluted by the issuance of this preferred stock. The issuance of this preferred stock could also have the effect of delaying, deferring or preventing a change in control. In addition, the issuance of this preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock.

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     The provisions of Section 203 of the General Corporation Law of Delaware will prohibit us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination,

•	upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans, or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     A “business combination” includes mergers, asset sales, consolidations and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is defined as a person who, at the time of determination of whether a person is an interested stockholder:

•	beneficially owns 15% or more of our common stock, or

•	is an affiliate or associate of ours and beneficially owned 15% or more of our common stock at any time within three years of the date of determination.

     A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate nor our by-laws contain any such exclusion.

     Preferred stock purchase rights are designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt by an acquirer to take over Enzon in a manner or on terms not approved by our board of directors. The rights are not intended to prevent the takeover of Enzon and will not do so. Subject to some restrictions described above, we may redeem the rights at $0.01 per right at any time prior to the time that any person or entity becomes the beneficial owner of 15% or more of our common stock, or announces a tender or exchange offer that would result in the acquisition of 15% or more of our common stock. Accordingly, the rights should not interfere with any merger or business combination approved by the board of directors.

     However, the rights may have the effect of rendering more difficult or discouraging an acquisition of Enzon deemed undesirable by the board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

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     The rights to purchase shares of Series B preferred stock were distributed to all holders of common stock in order to deter coercive takeover tactics. Coercive takeover tactics include a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all holders of our common stock equally.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, 8th Floor, New York, New York 10004.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     This section is a discussion of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, persons deemed to sell notes or common stock under the constructive sale provisions of the Code or certain former citizens and residents of the United States). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

     As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it is (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of notes (other than a partnership or any other entity taxed as a partnership for U.S. federal income tax purposes) or shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

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     Taxation of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes. We might have been required to make payments of liquidated damages to holders of the notes had we not filed, or caused to have been declared, a registration statement and may be required to make such payments if we do not keep the registration statement effective, as described under “Description of the Notes―Registration Rights” above. We believe that there is only a remote possibility that we would be required to pay liquidated damages, or that if such liquidated damages were required to be paid, they would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages, although it is not free from doubt, such liquidated damages should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s normal method of tax accounting.

Notes purchased at a premium

     A U.S. Holder that purchases a note for an amount in excess of the stated redemption price at maturity of the note may have bond premium with respect to the note. For this purpose, the purchase price allocable to the notes is deemed to be the total purchase price reduced by an amount equal to the value of the value of the right to convert the note into common stock. In general, amortizable bond premium with respect to any note will be equal in amount to the excess, if any, of the tax basis reduced by an amount equal to the value of the right to convert the note into common stock over the stated redemption price at maturity of the note. The U.S. Holder may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such Holder’s income with respect to the note in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service.

     If a U.S. holder does not make this election, such U.S. holder must include the full amount of each interest payment in income as described in “–Interest” above. However, the amount of premium will be included in the U.S. Holder’s tax basis in the note, and will therefore decrease the gain or increase the loss recognized by the U.S. holder upon the sale or other disposition or retirement of the note.

     Notes purchased at a discount

     Subject to a de minimis amount exception, a U.S. holder that purchases a note for an amount that is less than the stated redemption price at maturity of the note will have market discount with respect to the note in the amount of the difference. Such U.S. Holder is required to treat any principal payments on, or any gain realized on the disposition or retirement of such note, as interest income to the extent of the market discount that accrued while such U.S. holder held the note, unless the U.S. holder elects to include the market discount in income on a current basis (see “Accrual method election” below). In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If a U.S. Holder disposes of a note with more than a de minimis amount of market discount in a nontaxable transaction (other than certain transactions described in Section 1276(c) and (d) of the Code, such as conversion or repurchase of the notes for common stock) in exchange for property whose adjusted basis is determined by reference to the adjusted basis of the note, such U.S. Holder must include all market discount in income as if such U.S. holder had sold the note at its fair market value.

     Upon conversion or repurchase with our common stock of the notes with market discount that has not been previously included in income, a ratable portion of such market discount will be allocable to each share of common stock. The amount of market discount allocable to such common stock may be taxable as ordinary interest income upon a sale or other disposition of such common stock.

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     If a U.S. holder acquires a note at a market discount and does not make the accrual method election described below, such U.S. holder may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the deferred income is realized.

     Accrual method election

     A U.S. Holder that purchases a note with market discount may elect to include market discount in gross income currently as it accrues, on either a straight-line basis or a constant-yield basis. The U.S. Holder’s tax basis in the note will be increased by any amount included in income as a result of this election. This election applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. If this election is made, the rules under “–Notes purchased at a discount” treating certain payments and gain as interest income and requiring deferral of certain interest deductions will not apply. U.S. Holders should consult their own tax advisors before making this election.

     Sale, Exchange, Redemption or Other Disposition of Notes

     A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into shares of our common stock, the U.S federal income tax consequences of which are described under “―U.S. Holders―Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

     Conversion of Notes

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into shares of our common stock (other than with respect to cash in lieu of a fractional share or cash received in cash settlement upon conversion). U.S. Holder’s aggregate tax basis in the shares of common stock received on conversion of a note will be the same as such holder’s aggregate tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest for which the U.S. Holder received cash, and the holding period for such shares received on conversion will generally include the holding period of the note converted. However, the fair market value of shares of common stock received which are attributable to accrued interest will be taxable as ordinary interest income, the U.S. Holder’s tax basis in such shares generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the day after the conversion. The U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the fractional share. This gain or loss should be capital gain or loss and should be taxable as described under “―Sale, Exchange, Redemption or Other Disposition of the Notes” above.

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     Distributions

     If, after a U.S. Holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

     Constructive Distributions

     The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a fundamental change, as described under “Description of the Notes―Adjustment to Conversion Rate Upon a Fundamental Change,” also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in Enzon. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions would be treated in the manner described under “–Distributions” above even though U.S. Holders will not receive any cash or property as a result of such adjustments. Corporate U.S. Holders would not be entitled to claim the dividends received deduction with respect to any constructive distributions. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph.

     Sale, Exchange or Other Disposition of Common Stock

     A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

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Non-U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

     Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest (including any liquidated damages) on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	is a “controlled foreign corporation” that is related to us.

     In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

     The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

     Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “―Non-U.S. Holders―Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, in which case it would be subject to tax as described below under “―Non-U.S. Holders―Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to certain special rules that apply to expatriates;

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•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

     The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

     Dividends

     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “―U.S. Holders―Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced or eliminated under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder would be required to demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set off any such withholding tax against cash payments of interest payable on the notes, shares of our common stock, or proceeds from a sale subsequently paid or credited to a Non-U.S. Holder.

     Sale of Common Stock

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock, unless the exceptions described under “―Non-U.S. Holders―Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

     Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

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     Backup Withholding and Information Reporting

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

     We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “―Non-U.S. Holders―Taxation of Interest” and “―Non-U.S. Holders―Dividends” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

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SELLING SECURITY HOLDERS

     We originally sold the notes to Goldman, Sachs & Co. and UBS Securities LLC (which we refer to as the initial purchasers in this prospectus) in private placements in May and June 2006. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling security holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

     The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable on conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table. None of these selling security holders is a registered broker-dealer. We prepared this table based on the information supplied to us by the selling security holders named in the table and we have not sought to verify such information. This table only reflects information regarding selling security holders who have provided us with such information. To the extent that successors to the named selling security holders wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling security holders. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling security holders on request and on provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in amendments or supplements to this prospectus if and when necessary.

     The number of shares of common stock issuable on conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling security holder at an initial conversion rate of 104.7120 shares of our common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Anti-dilution Adjustments” and “—Adjustment to Conversion Rate Upon a Fundamental Change.” Accordingly, the number of conversion shares may increase or decrease from time to time. Fractional shares will not be issued upon the conversion of the notes. Cash will be paid instead of fractional shares, if any. Because the selling security holders may offer all or some portion of the notes or the shares of common stock issuable on conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings.

Name of Beneficial Owner	Principal Amount of Notes Beneficially Owned and Offered (1)	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Excluding the Offering	Conversion Shares of Common Stock Offered

CIBC World Markets Corp	$2,500,000	*	—	261,780
Citadel Equity Fund, Ltd. (2)	$7,500,000	2.7%	—	785,340
D.E. Shaw Valence Portfolios, L.L.C.	$5,000,000	1.8%	—	523,560
Geode Capital Master Fund Ltd.	$7,000,000	2.5%	—	732,984

*	Less than one percent.

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(1)	Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

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PLAN OF DISTRIBUTION

     The selling security holders, which term includes all transferees, pledges, donees or their successors, may from time to time sell the notes and the common stock into which the notes are convertible covered by this prospectus, which we collectively refer to in this section as the securities, directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The securities may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the Nasdaq Global Market in the case of our common stock;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

     These transactions may involve crosses or block transactions.

     In connection with the sale of the securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling security holders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

     Our outstanding common stock is listed for trading on the Nasdaq Global Market under the symbol “ENZN.” Upon the effective date of the registration statement of which this prospectus is a part, we do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

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     Any selling security holder that is a registered broker-dealer that participates in the sale of the securities will be considered to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. Each other selling security holder may be deemed to be an “underwriter” with respect to any securities that it sells pursuant to this prospectus. Any discounts, commissions, concessions or profit any selling security holder considered to be an “underwriter” earns on any sale of the securities may be underwriting compensation under the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     If required, at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

     We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling security holders sell their securities through any underwriter, the registration rights agreement provides for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling security holders will pay all broker’s commissions and, in connection with any underwritten offering, underwriting discounts and commissions.

     Selling securityholders may decide not to sell any of the notes or the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Securities covered by this prospectus may also be sold to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act rather than pursuant to this prospectus.

     The notes were issued and sold in May 2006 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. We have agreed to indemnify each selling securityholder (including the initial purchasers), and each selling securityholder’s directors, officers, employees, affiliates, representatives, agents and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

     Subject to certain rights to suspend use of the shelf registration statement, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective until the earliest of (1) the sale of all outstanding registrable securities registered under the registration statement of which this prospectus is a part; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of ours and (3) two years after the effective date of the registration statement of which this prospectus is a part.

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     We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 90 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

     Prior to the private placement, there was no trading market for the notes. Although the broker dealers that acted as initial purchasers when the notes were originally issued advised us that they intended to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. In addition, their market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of this shelf registration statement. Although the notes issued in the initial placement are eligible for trading on the PORTAL Market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected.

     The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them will be the purchase price of the notes or the underlying common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or the underlying common stock to be made directly or through agents. We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus.

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LEGAL MATTERS

     Certain legal matters relating to the notes and the underlying common stock will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus “incorporates by reference” information that we file with the Securities and Exchange Commission under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), until the termination of this offering:

•	our Transition Report on Form 10-K for the six-month period ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended June 30, 2006 and March 31, 2006;

•	our definitive proxy statement filed with the Securities and Exchange Commission for our Annual Meeting of Stockholders filed on May 12, 2006; and

•	our Current Reports on Form 8-K filed on June 7, 2006, May 25, 2006, May 19, 2006, May 16, 2006, April 5, 2006, February 28, 2006, January 9, 2006 and January 6, 2006.

     You may request a copy of these filings and of the indenture, notes and registration rights agreement at no cost, by writing or telephoning us at the following address:

     Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, NJ 08807
(908)-541-8600

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PART II

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$29,425
Printing Costs	$1,400
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$8,100
Miscellaneous	$10,000

Total	$98,925

Item 15. Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. In accordance with the DGCL, Article 10 of our amended and restated certificate of incorporation provides that a director shall not be liable to us:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which a director derived an improper personal benefit.

     Section 8.1 of our bylaws provides for the indemnification, to the fullest extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with such action or proceeding, by reason of the fact that such person is or was a director or officer of Enzon. Enzon’s Directors’ and Officers’ Liability Insurance, which is provided for under Section 8.3 of our bylaws, insures our directors and officers against any liability arising out of such person’s status as a director or officer, and insures us against our obligations to indemnify our directors and officers.

     Our officers and directors have executed indemnity agreements with us which supplement the protections provided by our certificate of incorporation and bylaws. These agreements require us to pay for any damages, judgments, settlements, costs and expenses for the defense of legal actions, claims, proceedings and appeals due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, suffered or wrongfully attempted by the officer or director. If we do not pay such costs and expenses within 90 days after we receive a written claim, such officers or directors may bring a suit against us to recover the unpaid amount of the claim. If such officer or director is successful, we will be required to pay for the expenses incurred relating to the claim.

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Item 16. Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of June 26, 2001 between Enzon and Wilmington Trust Company, as trustee, including the form of 4½% Convertible Subordinated Note due 2008 attached as Exhibit A thereto. (1)
4.2	Rights Agreement dated May 17, 2002 between Enzon and Continental Stock Transfer Trust Company, as rights agent. (2)
4.3	First Amendment to the Rights Agreement, dated as of February 19, 2003 between the Company and Continental Stock Transfer & Trust Company, as rights agent. (3)
4.3	Indenture, dated May 23, 2006, between Enzon Pharmaceuticals, Inc. and Wilmington Trust Company. (4)
4.4	Registration Rights Agreement, dated May 23, 2006, between Enzon Pharmaceuticals, Inc. and Goldman, Sachs & Co. (4)
5.1	Opinion of Weil, Gotshal & Manges LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges. (5)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement).
25.1	Form T-1 Statement of Eligibility of the Wilmington Trust Company as trustee.

(1)	Previously filed as an exhibit to Enzon’s Registration Statement on Form S-3 filed August 14, 2001 and incorporated herein by reference thereto.

(2)	Previously filed as an exhibit to Enzon’s Current Report on Form 8-K filed May 22, 2002 and incorporated herein by reference thereto.

(3)	Previously filed as an exhibit to Enzon’s Amendment to Registration of Securities on Form 8-A12G/A filed on February 20, 2003 and incorporated herein by reference thereto.

(4)	Previously filed as an exhibit to Enzon’s Current Report on Form 8-K filed May 23, 2006 and incorporated herein by reference thereto.

(5)	Previously filed as an exhibit to Enzon’s Annual Report on Form 10-K filed March 3, 2006 and incorporated herein by reference thereto.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (5)      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

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     (6)      To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

     (8)      That, for the purpose of determining any liability under the Securities Act of 1933:

(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) for 497(h) under the Securities Act shall be deemed to be party of this registration statement as of the time it wad declared effective; and

(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, in the State of New Jersey, on October 2, 2006.

Enzon Pharmaceuticals, Inc.

By:	/s/ Jeffrey H. Buchalter

Name:	Jeffrey H. Buchalter
Title:	President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jeffrey H. Buchalter and Craig A. Tooman, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including post-effective amendments or any abbreviated registration statement), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey H. Buchalter Jeffrey H. Buchalter	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 2, 2006

/s/ Craig A. Tooman Craig A. Tooman	Executive Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 2, 2006

/s/ Dr. Goran A. Ando Dr. Goran A. Ando	Director	October 2, 2006

/s/ Rolf A. Classon Rolf A. Classon	Director	October 2, 2006

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/s/ Robert LeBuhn Robert LeBuhn	Director	October 2, 2006

/s/ Victor Micati Victor Micati	Director	October 2, 2006

/s/ Philip M. Renfro Philip M. Renfro	Director	October 2, 2006

/s/ Robert Salisbury Robert Salisbury	Director	October 2, 2006

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of June 26, 2001 between Enzon and Wilmington Trust Company, as trustee, including the form of 4½% Convertible Subordinated Note due 2008 attached as Exhibit A thereto. (1)
4.2	Rights Agreement dated May 17, 2002 between Enzon and Continental Stock Transfer Trust Company, as rights agent. (2)
4.3	First Amendment to the Rights Agreement, dated as of February 19, 2003 between the Company and Continental Stock Transfer & Trust Company, as rights agent. (3)
4.3	Indenture, dated May 23, 2006, between Enzon Pharmaceuticals, Inc. and Wilmington Trust Company (4)
4.4	Registration Rights Agreement, dated May 23, 2006, between Enzon Pharmaceuticals, Inc. and Goldman, Sachs & Co. (4)
5.1	Opinion of Weil, Gotshal & Manges LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges. (5)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement).
25.1	Form T-1 Statement of Eligibility of the Wilmington Trust Company as trustee.

(1)	Previously filed as an exhibit to Enzon’s Registration Statement on Form S-3 filed August 14, 2001 and incorporated herein by reference thereto.

(2)	Previously filed as an exhibit to Enzon’s Current Report on Form 8-K filed May 22, 2002 and incorporated herein by reference thereto.

(3)	Previously filed as an exhibit to Enzon’s Amendment to Registration of Securities on Form 8-A12G/A filed on February 20, 2003 and incorporated herein by reference thereto.

(4)	Previously filed as an exhibit to Enzon’s Current Report on Form 8-K filed May 23, 2006 and incorporated herein by reference thereto.

(5)	Previously filed as an exhibit to Enzon’s Annual Report on Form 10-K filed March 3, 2006 and incorporated herein by reference thereto.